Exhibit 99.1

Innovus Pharmaceuticals Agrees to Acquire All of Beyond Human, LLC’s Products which Generated over $2.2 Million in Sales in 2015 in an All-Cash Transaction

-Innovus Pharma’s Aggregate Annual Revenues Expected to Triple to Close to $4.0 Million

SAN DIEGO, CA:  February 11, 2016 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma” or the “Company) www.innovuspharma.com (OTCQB: INNV) a company focusing on the commercialization of over-the-counter (“OTC”) and consumer products for men’s and women’s health, vitality and respiratory diseases, announced today the signing of a definitive asset purchase agreement with Beyond Human, LLC, a Texas limited liability company (“Beyond Human”) to acquire in cash substantially all of the assets of Beyond Human, for a cash purchase price of $630,000 .

Beyond Human is best known for its natural Testosterone Booster supplement Beyond T Human(R), and its natural Human Growth Agent HGA(R) among other products.  According to Beyond Human, its sales, which are concentrated in the U.S., have been growing at a rate of just under 50% per year for the last few years.  In 2014, Beyond Human had over $1.3 million in gross revenues and approximately $300,000 in net profits and in 2015 it had over $2.2 million in gross revenues and approximately $400,000 in net profit.

The Company believes that the immediate benefits to Innovus Pharma of the Beyond Human transaction is:

1.	Triple the Company’s aggregate annual revenues to close to $4.0 million;

2.	Move the Company faster to becoming cash flow positive;

3.
The Beyond Human products acquired could generate alone for the Company over $3 million in gross revenues and over $600,000 in net profits once fully integrated into the Innovus platform over the next few years;

4.	A total of 6 new Beyond Human products acquired that can be sold through the Company’s numerous international distributors; and

5.
Leverage Beyond Human’s on-line platform and large database of thousands of customers that would assist the Company in expanding sales of its current products such as  EjectDelay(R), Sensum+(R) and Vesele(R) among others.

According to the Bloomberg Business and the Statista Portal, the U.S. testosterone replacement market is very large and has grown from $1.6 billion in 2011 to $2.4 billion in 2013 and is expected to hit $3.8 billion in 2018 with products from companies such as AbbVie, Inc., Eli Lilly & Co. and others. Testosterone treatments are provided through gels, patches and injections. According to the National Institutes of Health, in 2016 about 5 million American men don’t produce enough of the hormone.

“I am incredibly proud of my team to be able to accomplish such a transformative acquisition as we continue on our path to move to a cash flow positive situation followed by profitability and we believe that this acquisition will move us quickly towards that goal,” said Dr. Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “With this acquisition, we will have a total of 14 products now in the fields of men and women health and we believe that Innovus Pharma will become a strong player in this category,” continued Dr. Damaj.

Details of the acquisition can be viewed on the Company’s filing with the SEC at sec.gov. The acquisition is subject to customary closing conditions and is expected to close on or before the end of February 2016. Beyond Human, LLC was represented by Steve Sharp and Maggie Pound from First Choice Business Brokers.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The Company generates revenues from its lead products Zestra(R) for female arousal and EjectDelay(R) for premature ejaculation and has a total of five marketed products in this space, including Sensum+(R) for the indication of reduced penile sensitivity, (for sales outside the U.S. only), Zestra Glide(R), Vesele(R) for promoting sexual and cognitive health, Androferti(R) (in the US and Canada) to support overall male reproductive health and sperm quality and eventually FlutiCare(TM) OTC for Allergic Rhinitis, if its ANDA is approved by the U.S. FDA.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; and www.myandroferti.com

Innovus Pharma’s Forward-Looking Safe Harbor: Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products (Zestra(R), Zestra Glide(R), EjectDelay(R), Sensum+(R) and Vesele(R)) and to achieve its other development, commercialization and financial goals, whether the new distributors will continue to successfully market and sell our products and close the acquisition of the Beyond Human assets.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Reuven Rubinson
Vice President of Finance
ir@innovuspharma.com
T: 858-964-5123